Exhibit 16.1

EXHIBIT 16 TO FORM 8-K

June 16, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated 16 June 2014, of Polypore International, Inc. and are in agreement with the statements contained in the third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP